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                                                                    EXHIBIT 10.5


                                  MP3.COM, INC.


January 6, 1999

Robin Richards

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RE: EMPLOYMENT TERMS

Dear Robin:

MP3.com, Inc., a Delaware corporation, (the "Company") is pleased to offer you the position of Chief Operating Officer and President, on the following terms.

You will serve as Chief Operating Officer and President and will be responsible for such duties as are normally associated with such position or as otherwise determined by the Chief Executive Officer of the Company. You will report to Michael Robertson, the Chief Executive Officer of the Company. You will work at our facility located in San Diego. Of course, the Company may change your position, duties, and work location from time to time as it deems necessary.

You will become a member of the Board of Directors of the Company, with full voting powers, and the current Directors of the Company intend to take whatever action may be required in order to have you appointed or elected to the Board. You acknowledge, however, that Board membership is not a condition of your employment, and you may be removed from the Board at any time in accordance with the Bylaws of the Company. Removal from the Board shall not constitute termination of your employment relationship.

Your compensation will be $20,000 per month, less payroll deductions and all required withholdings. You will be paid semi-monthly and you will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays, according to standard Company policy as may be adopted by the Company from time to time. Details about these benefits will be provided in an Employee Handbook and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course. Your cash compensation will accrue and will not be actually issued to you until after the closing of the currently pending venture capital financing involving Sequoia Capital, or upon the closing of a similar financing deal in the event that the Sequoia financing fails to close.

Upon commencement of employment with the Company pursuant to this letter, and subject to approval by the Company's Board of Directors, you will be granted an Incentive Stock

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Robin Richards
January 5, 1999
Page 2

Option to purchase one million six hundred twenty-five thousand (1,625,000) shares of the Common Stock of the Company under the Company's 1998 Equity Incentive Plan (the "Plan"). This number of shares is based on a calculation of five percent (5%) of the thirty-two million five hundred thousand (32,500,000) shares which will be actually issued or reserved after the anticipated closing of Sequoia Capital financing. If the Sequoia Capital financing fails to close and the capitalization of the company is altered in connection with a substantially similar replacement financing, the number of shares to be issued to you, and the vesting schedule described below, will be adjusted to maintain your equity interest at five percent. The exercise price per share of the Incentive Stock Option will be equal to the fair market value of the Common Stock on the date you commence your employment with the Company, as determined in good faith by the Company's Board of Directors. The current fair market value of the Common Stock of the Company is estimated to be approximately $.16 per share.

The shares of Common Stock subject to your Incentive Stock Option will be subject to vesting over four years so long as you continue to be employed with the Company, according to the following schedule: one hundred sixty-two thousand five hundred (162,500) of such shares will vest on the date you commence employment with the Company pursuant to this letter; an additional thirty thousand four hundred sixty-nine (30,469) of such shares will vest as of the end of each monthly period thereafter, except for the last vesting date, on which thirty thousand four hundred fifty-seven (30,457) of such shares will vest. In addition to the foregoing, in the event your employment with the Company is terminated by the Company for any reason, the vesting of your option will be accelerated such that, in addition to the number of shares that have vested pursuant to the schedule above as of the date of such termination, ten percent (10%) of the then unvested shares will vest as of the date of such termination. Further, upon completion of the Company's initial public offering, in addition to the number of shares that have vested pursuant to the schedule above as of the date of such offering, twenty percent (20%) of the then unvested shares will vest as of the date of such offering. Additionally, all of your unvested shares shall vest upon a merger, reverse merger, or sale of substantially all of the assets of the Company.

The specific terms and conditions of your Incentive Stock Option to purchase shares of the Common Stock of the Company will be set forth in an Incentive Stock Option Agreement between you and the Company. Such agreement shall be in substantially the form approved by the Board of Directors of the Company for use with the Plan, modified as necessary to appropriately reflect the provisions outlined above, and will be executed after you commence your employment with the Company.

As a Company employee, you will be expected to abide by Company rules and regulations, and acknowledge in writing that you have read the Company's Employee Handbook (once

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Robin Richards
January 5, 1999
Page 3

it has been made available to you). As a condition of employment, you will be required to sign and comply with a Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

Normal working hours are from 8:30 a.m. to 5:30 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter, and return it to me as soon as possible if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to commence your employment with us on
_______________________.


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Robin Richards
January 5, 1999
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We look forward to your favorable reply and to a productive and enjoyable work relationship.


Sincerely,

MP3.COM, INC.

By: /s/ MICHAEL ROBERTSON
    --------------------------------
    Michael Robertson
    Chief Executive Officer


ACCEPTED BY:
/s/ ROBIN RICHARDS
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Robin Richards
1/6/99                                   Start Date 1/11/99
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Date


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                                    EXHIBIT A

                PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT